As filed with the Securities and Exchange Commission on February 14, 2022
Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NORTHWESTERN CORPORATION
d/b/a
NORTHWESTERN ENERGY
(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-0172280
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
3010 W. 69th Street, Sioux Falls, South Dakota	57108
(Address of Principal Executive Offices)	(Zip Code)

NorthWestern Corporation Amended and Restated Equity Compensation Plan
(Full Title of the Plan)

Heather H. Grahame
Vice President and General Counsel
NorthWestern Corporation
3010 W. 69th Street
Sioux Falls, South Dakota 57108
(Name and Address of Agent for Service)

(605) 978-2900
Telephone Number, Including Area Code, of Agent For Service

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non- accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	Accelerated Filer	Non-accelerated Filer	Smaller Reporting Company	Emerging Growth Company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 700,000 shares of Common Stock of NorthWestern Corporation (the “Registrant”) to be issued pursuant to the NorthWestern Corporation Amended and Restated Equity Compensation Plan (f/k/a the NorthWestern Corporation Amended and Restated 2005 Long-Term Incentive Plan) (the “Plan”). In accordance with General Instruction E of the General Instructions to Form S-8, the Registration Statements on Form S-8 previously filed with the Securities and Exchange Commission relating to the Plan (Registration Statement Nos. 333-124624 and 333-197627) is incorporated by reference herein.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Information required by Part I to be contained in a Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:
(a)The Registrant’s annual report on Form 10-K for the year ended December 31, 2021; and
(b)The description of our Common Stock contained in our Registration Statement on Form 8-A filed on September 30, 2020, as updated by the description of our common stock contained in Exhibit 4.5 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including any subsequently filed amendments or reports filed for the purpose of updating such description.
    All documents filed by the Registrant with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of this registration statement, and prior to the filing of a post-effective amendment (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules) which indicates that all of the shares of Common Stock offered by this registration statement have been sold or which deregisters all such shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in and to be a part of this registration statement from the date of filing of such documents.
Item 4.    Description of Securities.
Not Applicable.
Item 5.    Interests of Named Experts and Counsel.
Not Applicable.
Item 6.    Indemnification of Officers and Directors.
Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), enables a corporation incorporated in the State of Delaware to eliminate or limit, through provisions in its original or amended certificate of incorporation, the personal liability of a director for violations of the director’s fiduciary duties, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any liability imposed pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The Registrant’s certificate of incorporation does contain provisions limiting the liability of the Registrant’s officers and directors consistent with Section 102(b)(7) of the DGCL.
Section 145 of the DGCL provides that a corporation incorporated in the State of Delaware may indemnify any person or persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe that the challenged conduct was unlawful. A corporation incorporated in the State of Delaware may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must provide indemnification against the expenses that such officer or director actually and reasonably incurred.
Indemnification Agreements
    The Registrant currently has no indemnification agreements with any of its current directors or senior executives. In the past, the Registrant had indemnification agreements with certain of its then current directors and senior executives. The indemnification agreements generally required the Registrant to indemnify and hold such persons harmless to the greatest extent permitted by law for liabilities arising out of such person’s service to the Registrant as a director or manager, if such person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the Registrant’s best interests and, with respect to criminal proceedings, if the person had no reasonable cause to believe that his or her conduct was unlawful. In addition, the indemnification agreements provided that the Registrant will make an advance payment of expenses to such person who has entered into an indemnification agreement, if such person requests such advance payment of expenses related to attorney fees and/or court costs, in connection with any proceeding relating to any fact or occurrence arising from or relating to events or occurrences specified in this paragraph.
Insurance
    Section 145(g) of the DGCL authorizes a corporation incorporated in the State of Delaware to provide liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the corporation. The Registrant maintains a policy insuring its directors and officers and directors and officers of its subsidiary companies, to the extent they may be required or permitted to indemnify such directors or officers, against certain liabilities arising from acts or omission in the discharge of their duties that they shall become legally obligated to pay.
Item 7.    Exemption From Registration Claimed.
Not applicable.

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Item 8.    Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of NorthWestern Corporation, dated May 3, 2016 (incorporated by reference to Exhibit 3.1 of NorthWestern Corporation's Current Report on Form 8-K, dated May 18, 2016, Commission File No. 1-10499).
4.2	Amended and Restated By-Laws of NorthWestern Corporation, dated May 12, 2016 (incorporated by reference to Exhibit 3.1 of NorthWestern Corporation's Current Report on Form 8-K, dated May 18, 2016, Commission File No. 1-10499).
4.3	NorthWestern Corporation Amended and Restated Equity Compensation Plan, as amended effective May 1, 2021 (incorporated by reference to Appendix A to NorthWestern Corporation’s Proxy Statement for the 2021 Annual Meeting of Shareholders filed on March 5, 2021, Commission File No. 1-10499).
*5.1	Opinion of Timothy P. Olson, internal counsel to NorthWestern Corporation
*23.1	Consent of Timothy P. Olson to the filing of its opinion as an exhibit to this registration statement (included in Exhibit 5.1).
*23.2	Consent of Deloitte & Touche LLP.
*24.1	Power of Attorney (included on the signature page of this Registration Statement).
107.1	Calculation of filing fee tables

*    Filed herewith

Item 9.    Undertakings.
    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(a)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(b)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(c)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)    That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered
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therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
(4)    That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sioux Falls, State of South Dakota on this 11th day of February, 2022.
NORTHWESTERN CORPORATION
        (Registrant)

/s/ Robert C. Rowe
ROBERT C. ROWE
Chief Executive Officer
(Principal Executive Officer)

    We, the undersigned officers and directors of NorthWestern Corporation, hereby severally constitute and appoint Robert C. Rowe and Jeffrey B. Berzina, and each of them with full power to act alone, our true and lawful attorneys-in-fact and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) and exhibits to this Registration Statement, and any and all applications and instruments pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Dana J. Dykhouse	Chair of the Board	February 11, 2022
Dana J. Dykhouse

/s/ Robert C. Rowe	Chief Executive Officer and Director	February 11, 2022
Robert C. Rowe	(Principal Executive Officer)

/s/ Crystal D. Lail	Vice President and Chief Financial Officer	February 11, 2022
Crystal D. Lail	(Principal Financial Officer)

/s/ Jeffrey B. Berzina	Controller	February 11, 2022
Jeffrey B. Berzina	(Principal Accounting Officer)

/s/ Anthony T. Clark	Director	February 11, 2022
Anthony T. Clark

/s/ Jan R. Horsfall	Director	February 11, 2022
Jan R. Horsfall

/s/ Britt E. Ide	Director	February 11, 2022
Britt E. Ide

/s/ Linda G. Sullivan	Director	February 11, 2022
Linda G. Sullivan

/s/ Mahvash Yazdi	Director	February 11, 2022
Mahvash Yazdi

/s/ Jeffrey W. Yingling	Director	February 11, 2022
Jeffrey W. Yingling

Exhibits 5.1 and 23.1

February 11, 2022
NorthWestern Corporation
3010 W. 69th Street
Sioux Falls, South Dakota 57108
Re:    Registration Statement on Form S-8 Filed by NorthWestern Corporation
Ladies and Gentlemen:
    I have acted as counsel for NorthWestern Corporation, a Delaware corporation (the “Company”), in connection with the issuance by the Company of up to 700,000 shares (the “Plan Shares”) of the Company’s common stock, par value $0.01 per share, pursuant to the NorthWestern Corporation Amended and Restated Equity Compensation Plan (the “Plan”). In connection with the opinion expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that the Plan Shares issuable pursuant to the Plan and the authorized forms of stock option, restricted stock or other applicable award agreements thereunder have been authorized by all necessary corporate action of the Company and will be, when issued and delivered in accordance with such Plan and the applicable award agreements, validly issued, fully paid and nonassessable, provided that the consideration for such Plan Shares is at least equal to the stated par value thereof.
    The opinion expressed herein is limited to the General Corporation Law of the State of Delaware as currently in effect and we express no opinion as to the effect of the laws of any other jurisdiction. The issuance of the Plan Shares requires the approval of each of the Federal Energy Regulatory Commission (the "FERC") and the Montana Public Service Commission (the "MPSC"). The Company has currently effective approvals for the issuance of the Shares from each of the FERC and the MPSC; however, each of these approvals is effective only through a specified expiration date. In rendering the foregoing opinion, I have assumed that following the applicable expiration dates, the Company will receive additional approvals from the FERC and the MPSC relating to the issuance of the Plan Shares. In addition, I have assumed that the resolutions authorizing the Company to issue and deliver the Plan Shares pursuant to the Plan and the applicable award agreements will be in full force and effect at all times at which such Plan Shares are issued and delivered by the Company, and that the Company will take no action inconsistent with such resolutions.
    In rendering the opinion set forth above, I have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.
    I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Plan Shares under the Securities Act of 1933 (the “Act”). In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Timothy P. Olson

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 10, 2022, relating to the financial statements of NorthWestern Corporation (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota

February 11, 2022